                                                                    EXHIBIT 4.4

                                    AMENDMENT
                                     TO THE
                 1998 NON-EMPLOYEE DIRECTORS' STOCK OPTION PLAN
                                OF VALENTIS, INC.



         Pursuant to the authority reserved to the Board of Directors (the "Board") of Valentis, Inc., a corporation organized under the laws of the State of Delaware (the "Company"), under Section 12(a) of the Company's 1998 Non-Employee Directors' Stock Option Plan (the "Plan"), the Board hereby amends the Plan as follows:

        1. STOCK SUBJECT TO THE PLAN. The first sentence of Section 4 of the Plan is amended to read in its entirety as follows:

                "Subject to the provisions of Section 11 relating to adjustments upon changes in stock, the stock that may be issued pursuant to Options shall not exceed in the aggregate four hundred thousand (400,000) shares of the Company's Common Stock."

                               * * * * * * * * * *

        I hereby certify that the foregoing Amendment to the Plan was duly adopted by the Board of Directors of Valentis, Inc., effective as of September 14, 2000, and was approved by the shareholders of the Company at the Annual Meeting of Shareholders on December 12, 2000, as required under applicable state and federal law.

         Executed on this 12th day of December, 2000.



                                                /s/ ALAN C. MENDELSON
                                                -------------------------------
                                                Alan C. Mendelson, Secretary


                                       7